Exhibit 99.1
Armstrong World Industries Reports First Quarter 2010 Results
LANCASTER, Pa., May 3 /PRNewswire-FirstCall/ — Armstrong World Industries, Inc. (NYSE: AWI) today reported first quarter 2010 net sales of $658.9 million, down 1 percent, from $668.3 million in the same period for 2009. Excluding a $19 million, or 3 percent, impact of foreign exchange rates, sales decreased 4 percent. Reported operating income was $13.4 million compared to $1.1 million in the first quarter of 2009. Adjusted operating income of $26.8 million increased significantly compared to $2.8 million on the same basis.
The Company uses adjusted income from operations in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted income excludes the translation impact of foreign exchange, restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments increased operating income by $13.4 million in the first quarter of 2010 and $1.7 million in the first quarter of 2009.
Reported net loss was $19.4 million, or $0.34 per diluted share. The Company recorded a $21.6 million deferred income tax charge to reflect the change in tax deductibility of retiree health costs related to Medicare Part D subsidies. This compared to a net loss of $11.2 million, or $0.20 per diluted share, in the first quarter of 2009. Adjusted net income was $13.7 million, or $0.24 per diluted share, compared to a loss of $0.4 million, or $0.01 per diluted share, on the same basis in 2009.
Significant reductions in operating costs more than offset the impact of lower sales to the 2010 first quarter adjusted operating income. Market trends broadly eased in the quarter. The rate of declines in most commercial and residential markets moderated, resulting in a 3 percent volume decline. Improved cost performance was driven by our manufacturing rationalization and SG&A reductions.
1st Quarter Segment Highlights
Resilient Flooring net sales were $232.6 million in the first quarter of 2010 compared to $241.2 million in the same period of 2009. Excluding an $8 million impact of foreign exchange, net sales declined about 7 percent. Lower sales volumes, particularly in the Americas markets, were the primary cause of the decline. Reported operating loss was $5.2 million compared to a loss of $12.9 million in the first quarter of 2009. The 2009 loss included $2 million of expense related to cost reduction efforts. European Resilient Flooring contributed losses of $7.1 million and $14.9 million, respectively to those totals. Operating loss was cut significantly as lower manufacturing and SG&A costs more than offset the margin impact of lower volume and reduced price realization.
Wood Flooring net sales of $124.3 million in the first quarter of 2010 grew 2 percent from $121.8 million in the prior year’s quarter on approximately flat volume and improved product mix. Reported operating loss of $1.6 million in the first quarter was lower than a loss of $7.8 million reported in 2009. The improvement was primarily due to reduced manufacturing expense and the margin benefit from increased sales, partially offset by raw material inflation and increased promotional spending.
Building Products net sales of $267.9 million in the first quarter of 2010 was flat with $266.9 million in the prior year’s quarter. Excluding a $10 million impact of foreign exchange, sales decreased by 3 percent. Price realization was down across geographies, volume declined in the Americas and European product mix was less profitable. Reported operating income increased to $42.7 million from $31.8 million in the first quarter of 2009. Reduced manufacturing expenses, higher earnings from WAVE and lower European input costs more than offset the margin impact of lower sales in local currency.
Cabinets 2010 first quarter net sales of $34.1 million were 11 percent below sales of $38.4 million in 2009 due to less volume. Reported operating loss for the first quarter of $3.9 million was better than the prior year’s $4.5 million loss. Operating loss decreased primarily due to reduced SG&A expenses, partially offset by the margin impact of lower sales.
Unallocated corporate expense of $18.6 million in the first quarter of 2010 compared to expense of $5.5 million in the first quarter of 2009. 2010 adjusted unallocated corporate expense was $4.3 million, with the adjustment of $11 million of severance expenses for our former Chairman and Chief Executive Officer and a $3 million asset impairment charge related to the termination of our flight operations.
Free cash flow was a use of $30 million in the first quarter of 2010 compared to a use of $45 million in 2009. The improvement was primarily due to a smaller increase in working capital.
Outlook

Global macroeconomic forecasts have modestly improved although most key markets are still expected to decline. North American commercial markets are expected to decline between 5 percent and 10 percent. North American residential markets are expected to be roughly flat, with an anticipated 14 percent improvement in U.S. housing starts, primarily in the second half, and a 2 percent increase in renovation. European markets are anticipated to decline approximately 5 percent.
Management expects 2010 sales to be between $2,700 million and $2,900 million. The adjusted operating income forecasted range has improved to between $150 million and $175 million, compared to $157 million in 2009. 2010 adjusted EPS is expected to be $1.35-$1.60 per diluted share, compared to $1.43 per diluted share in 2009. 2010 cash taxes are estimated to be less than $10 million. A 42 percent tax rate will be utilized for adjusted earnings to facilitate comparability from period to period. Free cash flow is anticipated to be between $50 million and $75 million.
Adjusted figures are reconciled to GAAP in tables at the end of this release.
Earnings Webcast
Management will conduct a discussion for shareholders during a live Internet broadcast beginning at 1:00 p.m. Eastern time today. This event will be broadcast live on the Company’s Web site, www.armstrong.com. From the homepage, click “For Investors” to access the call and the accompanying slide presentation. The replay of this event will also be available on the Company’s Web site.
Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We try to reduce both the likelihood that these risks will affect our businesses and their potential impact. However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these problems or some other issue could have an adverse effect on our business, profitability, and the carrying value of assets. We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.
About Armstrong and Additional Information
More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange, and certain, expenses, gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2009, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 36 plants in nine countries and has approximately 10,600 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions, except for per-share amounts)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2010	2009
Net sales	$658.9	$668.3
Cost of goods sold	513.1	536.9
Selling, general and administrative expenses	143.5	137.2
Equity (earnings) from joint venture	(11.1)	(6.9)

Operating income	13.4	1.1

Interest expense	3.9	4.5
Other non-operating expense	—	0.1
Other non-operating (income)	(0.7)	(1.1)

Earnings (loss) before income taxes	10.2	(2.4)
Income tax expense	29.6	8.8

Net (loss)	$(19.4)	$(11.2)

Net (loss) per share of common stock:
Basic	$(0.34)	$(0.20)
Diluted	$(0.34)	$(0.20)

Average number of common shares outstanding:
Basic	57.5	56.4
Diluted	57.5	56.4

SEGMENT RESULTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2010	2009
Net sales:
Resilient Flooring	$232.6	$241.2
Wood Flooring	124.3	121.8
Building Products	267.9	266.9
Cabinets	34.1	38.4

Total Net Sales	$658.9	$668.3

Operating income (loss):
Resilient Flooring	$(5.2)	$(12.9)
Wood Flooring	(1.6)	(7.8)
Building Products	42.7	31.8
Cabinets	(3.9)	(4.5)
Unallocated Corporate	(18.6)	(5.5)

Operating Income	$13.4	$1.1

Selected Balance Sheet Information
(amounts in millions)

	(Unaudited)
	March 31,	December 31,
	2010	2009
Assets:
Current assets	$1,319.9	$1,331.6
Property, plant and equipment, net	894.5	929.2
Other noncurrent assets	1,011.3	1,041.8

Total assets	$3,225.7	$3,302.6

Liabilities and equity:
Current liabilities	$367.0	$357.3
Noncurrent liabilities	990.3	1,037.4
Equity	1,868.4	1,907.9

Total liabilities and equity	$3,225.7	$3,302.6

Selected Cash Flow Information
(amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2010	2009
Net (loss)	$(19.4)	$(11.2)
Other adjustments to reconcile net (loss) to net cash (used for) operating activities	34.7	23.2
Changes in operating assets and liabilities, net	(43.3)	(52.6)

Net cash (used for) operating activities	(28.0)	(40.6)
Net cash (used for)/provided by investing activities	(1.6)	3.4
Net cash (used for) financing activities	(13.4)	(2.4)
Effect of exchange rate changes on cash and cash equivalents	(1.0)	(5.7)

Net decrease in cash and cash equivalents	(44.0)	(45.3)
Cash and cash equivalents, beginning of period	569.5	355.0

Cash and cash equivalents, end of period	$525.5	$309.7

Reconciliation to GAAP (unaudited)
(amounts in millions)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
CONSOLIDATED	2010	2009
Operating Income, Adjusted	$26.8	$2.8

Cost reduction initiatives (income) expenses	(0.6)	2.1
Executive Severance	11.2	—
Fixed asset impairment	3.1	—
Foreign exchange impact	(0.3)	(0.4)

Operating Income, Reported	$13.4	$1.1

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
RESILIENT FLOORING	2010	2009
Operating (Loss), Adjusted	$(5.7)	$(11.9)

Cost reduction initiatives expenses	—	2.1
Foreign exchange impact	(0.5)	(1.1)

Operating (Loss), Reported	$(5.2)	$(12.9)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
BUILDING PRODUCTS	2010	2009
Operating Income, Adjusted	$42.3	$32.4

Cost reduction initiatives (income)	(0.6)	—

Foreign exchange impact	0.2	0.6

Operating Income, Reported	$42.7	$31.8

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
UNALLOCATED CORPORATE EXPENSE	2010	2009
Operating (Loss), Adjusted	$(4.3)	$(5.6)

Executive Severance	11.2	—
Fixed asset impairment	3.1
Foreign exchange impact	—	(0.1)

Operating (Loss), Reported	$(18.6)	$(5.5)

	Three Months Ended		Three Months Ended
	March 31, 2010		March 31, 2009
CONSOLIDATED	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$26.8		$2.8

Other (Expense)	(3.2)		(3.5)

Earnings (Loss) Before Taxes, Adjusted	23.6		(0.7)

Adjusted Tax (Expense) Benefit @ 42%	(9.9)		0.3

Net Earnings (Loss), Adjusted	$13.7	$0.24	$(0.4)	$(0.01)

Adjustment Items	(13.4)		(1.7)
Reversal of Adjusted Tax @ 42%	9.9		(0.3)
Ordinary Tax	(3.9)		(1.1)
Unbenefitted Foreign Losses	(4.1)		(6.4)
Federal Medicare Subsidy Adjustment	(21.6)		—
IRS Audit on Tax Refund	—		(1.3)

Net (Loss), Reported	$(19.4)	$(0.34)	$(11.2)	$(0.20)

Note: No adjustments necessary for Wood Flooring and Cabinets.

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
CASH FLOW	2010	2009
Free Cash Flow

Net Cash From Operations	$(28)	$(40)

Plus / (minus): Net Cash from Investing	(2)	3
Add back / (subtract):
Divestiture	—	(8)

Free Cash Flow	$(30)	$(45)

CONTACT: Beth Riley, bariley@armstrong.com, or Investors, +1-717-396-6354, or News media, +1-866-321-6677